Exhibit 21.1
SUBSIDIARIES

Jurisdiction Of
Name	Organization
Clare Capital, Inc.	Delaware
Clare Components, Inc.	Delaware
Clare Electronics, Inc.	Delaware
Clare, Inc.	Massachusetts
Clare Instruments, Inc.	Delaware
Clare Micronix Integrated Systems, Inc.	California
Clare Services, Inc.	Delaware
Clare Technologies, Inc.	Delaware
Clare Technologies, Inc.	Taiwan
Clare N.V.	Belgium
Directed Energy, Inc.	Colorado
IXYS Buckeye, LLC	Delaware
IXYS Caymans L.P.	Cayman Islands
IXYS CH GmbH	Switzerland
IXYS Global Services GmbH	Germany
IXYS Holdings Ltd.	United Kingdom
IXYS Korea Ltd.	South Korea
IXYS Long Beach, Inc.	California
IXYS Real Estate Corporation	Delaware
IXYS Semiconductor B.V.	Netherlands
IXYS Semiconductor GmbH	Germany
IXYS UK Ltd.	United Kingdom
IXYS Unterstuetzungseinrichtung GmbH	Germany
IXYS USA, Inc.	Delaware
Microwave Technology, Inc.	California
Pele Technology, Inc.	Delaware
Reaction Technology Incorporated	California
Westcode Industries Ltd.	United Kingdom
Westcode Semiconductors Ltd.	United Kingdom
Zilog Asia, Ltd.	Hong Kong
Zilog Electronics Philippines, Inc.	Philippines
Zilog, Inc.	Delaware
Zilog India Electronics Ltd.	India
Zilog International, Ltd.	Cayman Islands
Zilog International, Ltd. Zweigniederlassung Deutschland	Germany
Zilog International Pte. Ltd.	Singapore
Zilog Japan KK	Japan
Zilog Philippines, Inc.	Philippines

Zilog UK Ltd.	United Kingdom